Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-257817 and 333-237718 on Form S-8 of our reports dated August 23, 2021 (February 9, 2022, as to Note 23 to the financial statements and as to the effects of the material weakness in internal control over financial reporting), relating to the financial statements of Madison Square Garden Entertainment Corp. and the effectiveness of Madison Square Garden Entertainment Corp.’s internal control over financial reporting appearing in this Annual Report (the Form 10-K/A) for the year ended June 30, 2021.

/s/ Deloitte & Touche LLP
New York, NY
February 9, 2022